EPOD To Raise $1,000,000 In A Private Placement.
To Retain EPOI.PK Listing And De-List From OTCBB

Wednesday May 16, 10:30 am ET

RENO, NV--May 16, 2007 -- EPOD International Inc. (the "Company," "EPOD") (EPOI.PK - News) (Frankfurt:EDU.F - News), a Grid-Integrated, eco-power utility and electric power systems provider, has received commitments from a group of investors for a private placement at $0.20 per share. The Company will sell a total of 5,000,000 of its shares for proceeds of $1,000,000. The Company has commenced to receive a portion of the proceeds and expects to close the private placement shortly. Based on investor commitments, the private placement will be oversubscribed.

Pursuant to an NASD ruling, the Company will retain the symbol EPOI.PK as its only trading symbol in the US. and would be eligible to regain its OTCBB listing in 12 months. Shareholders can continue trading their shares both on the pink sheets in the US as well as on the Frankfurt ad Stuttgart exchanges in Germany. The Company will continue to be fully reporting with the SEC and will continue to file all forms as it has previously done.

L. Mark Roseborough
President
EPOD International Inc.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements about EPOD's future expectations, including future revenue, earnings, and transactions, as well as all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. EPOD intends that such forward-looking statements be subject to the safe harbors created thereby. These statements involve risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's 10-KSB for year ended December 31, 2005 filed on or about April 17, 2006, and incorporated herein by reference.

About EPOD: EPOD is a Grid-Integrated, eco-power utility and electric power systems provider. The Company's operations include the engineering and construction of turn-key factories for solar panel production and material handling systems. Additionally, the Company has subsidiaries involved in the manufacturing of inverters, rectifiers, energy management systems, and solar panels.

The Company's filings, including current financial reports, can be accessed through the EDGAR database at www.sec.gov.